Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Harbor Custom Development, Inc. and Subsidiaries (the “Company”) on Form S-1 to be filed on August 3, 2020, of our report dated March 4, 2020, (except for updates to Note 8 Construction Loans, Note 11 Related Parties, Note 12 Leases and Note 13 Income Tax, as to which date is April 23, 2020), with respect to our audit of the financial statements of Harbor Custom Development, Inc. and Subsidiaries as of December 31, 2019 and 2018, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

August 3, 2020